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                                                                      EXHIBIT 12

                  HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                               STATEMENT OF RATIOS

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

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                         (DOLLARS IN THOUSANDS)
                                      ADJUSTED
                                        1999(2)               1999           1998           1997          1996           1995
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

  Gross premium to surplus ratio:
      Gross written premium                             $    576,184   $    500,962   $    346,094   $   340,367   $   338,753
      Policyholders' surplus                                 315,474        369,401        331,922       288,863        251,125
      Premium to surplus ratio (1)                             182.6%         135.6%         104.3%        117.8%        134.9%

  (Gross premium to surplus ratio = gross written premium divided by policyholders' surplus)

  Net premium to surplus ratio:
      Net written premium                               $    150,261   $    123,315   $    143,068   $   189,022   $   184,028
      Policyholders' surplus                                 315,474        369,401        331,922       288,863        251,125
      Premium to surplus ratio (1)                              47.6%          33.4%          43.1%         65.4%         73.3%

  (Net premium to surplus ratio = net written premium divided by policyholders' surplus)

  Loss ratio:
      Incurred loss and LAE           $   119,093       $    160,908   $     95,435   $    100,158   $   115,521  $    106,346
      Net earned premium                  146,850            150,304        142,108        162,626       179,490        160,145
      Loss ratio (1)                         81.1%             107.1%          67.2%          61.6%         64.4%         66.4%

  (Loss ratio = incurred loss and LAE divided by net earned premium)

  Expense ratio:
      Underwriting expense            $    33,427       $     34,220   $     19,417   $     24,627   $    36,379   $    33,239
      Net written premium                 145,200            150,261        123,315        143,068       189,022       184,028
      Expense ratio (1)                      23.0%              22.8%          15.7%          17.2%         19.2%          18.1%

  (Expense ratio = underwriting expense divided by net written premium)

      Combined ratio (1)              $     104.1%             129.9%          82.9%          78.8%         83.6%         84.5%

  (Combined ratio = loss ratio plus expense ratio)


(1) Calculated for the Company's insurance company subsidiaries on the basis of statutory accounting principles.

(2) Excluding the effects of the provision for reinsurance in 1999.